Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-3

ADECOAGRO S.A.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Shares, par value $1.50 per share	(1)	457(o)		$	$500,000,000.00	0.0001381	$69,050.00
Fees to be Paid	Other	Rights to Subscribe for Common Shares	(2)	457(o)		$	$0.00	0.0001381	$0.00

Total Offering Amounts:							$500,000,000.00		69,050.00
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$69,050.00

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Offering Note(s)

(1)	There are being registered under this registration statement such indeterminate number of securities of each identified class being registered as may be sold by the registrant from time to time, which collectively shall have an aggregate initial offering price not to exceed $500,000,000.

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933 with respect to the securities to be sold by the registrant. In no event will the aggregate offering price of all securities sold from time to time pursuant to this registration statement exceed $500,000,000.

(2)	There are being registered under this registration statement such indeterminate number of securities of each identified class being registered as may be sold by the registrant from time to time, which collectively shall have an aggregate initial offering price not to exceed $500,000,000.

No additional registration fee is payable pursuant to Rule 457(g) under the Securities Act.